Exhibit 10.1
Oaktree Capital Group, LLC.
333 South Grand Avenue, 28th floor
Los Angeles, CA 90071
p +1 213 830-6300
www.oaktreecapital.com

August 3, 2020

Oaktree Capital Group Holdings, L.P.
c/o Oaktree Capital Group Holdings GP, LLC, in its capacity as General Partner
333 South Grand Avenue, 28th floor
Los Angeles, CA 90071

Brookfield US Holdings Inc.
c/o Brookfield Asset Management, Inc.
Brookfield Place, Suite 300
181 Bay Street
Toronto, ON M5J 2T3

Re: Investment by Oaktree Capital Group, LLC
        Reference is hereby made to that certain Fifth Amended and Restated Operating Agreement of Oaktree Capital Group, LLC (the “Company”), dated as of September 30, 2019 (as amended in accordance with its terms, the “Operating Agreement”). Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Operating Agreement.
        The Company, Oaktree Capital Group Holdings, L.P., a Delaware limited partnership (“OCGH”) and Brookfield US Holdings Inc., a corporation incorporated under the laws of the Province of Ontario (“BUSHI” and, together with OCGH, the “Consenting Parties”) each hereby agrees that, notwithstanding anything to the contrary in the Operating Agreement:
1.BUSHI or one of its Affiliates (the “Brookfield Investor”) shall contribute, on behalf of BUSHI, as a Capital Contribution to the Company, such amounts as are required from time to time to satisfy the Company’s obligations as a limited partner in Oaktree Opportunities Fund XI, L.P. or a parallel investment vehicle thereof or a feeder fund in respect of one of the foregoing (together, the “Fund”) in connection with the Company’s capital commitment of up to $800,000,000.00 to the Fund (such limited partner interest and commitment, the “Investment”), including, without limitation, obligations under the subscription agreement, limited partnership agreement and any other applicable fund documents and obligations to make capital contributions to or return distributions received from the Fund (with respect to any cash contributed by the Brookfield Investor, the “Investment Cash”). The Company will use the Investment Cash solely to fund the Investment and satisfy its obligations in respect of the Fund. In addition, the Consenting Parties agree that any fees, costs, expenses, claims and liabilities arising from or related to the Investment that are obligations of the Company, its capacity as a limited partner in accordance with the applicable fund documents, shall be deemed not to be Group Expenses.
2.The authority to make all decisions arising from or related to the Investment and (subject to compliance with paragraph 3 below) the Investment Proceeds, including all rights of the Company as a limited partner under the governing documents of the Fund, has been delegated to an officer of the Company nominated by a Brookfield Director and approved by the Board (the “Authorized Designee”) and the Consenting Parties hereby acknowledge and agree with such arrangements. For the avoidance of doubt, (a) as a result of such delegation, no other officer of the Company, nor the Oaktree Member shall have any rights or authority with respect to decision-making in respect of the Investment, including after the Initial Period, and (b) such delegation to the Authorized Designee shall not include any right or authority to (i) determine or direct the Company’s control of the Fund through the Company’s indirect ownership or control of the Fund’s general partner, (ii) make decisions in respect of such general partner’s capital commitment to the Fund or (iii) make decisions in respect of any limited partner interest in the Fund, other than the Investment, that may be held or controlled by the Company or its subsidiaries from time to time.
3.The Authorized Designee shall have the authority, at his or her sole discretion (subject to applicable law and such conditions as may be established by the Board), to direct the Company to loan to or put on deposit with any Affiliate of the Brookfield Investor (a “Disbursement”), upon terms and conditions to be agreed by the Company and such Affiliate, any amounts received by the Company in respect of (i) its limited partnership interest in the Fund or (ii) the repayment of any principal of, or any return on, any Disbursements (collectively, “Investment Proceeds”); provided that OCGH shall be deemed to have provided any consent required by the Oaktree Member pursuant to the Operating Agreement, including Section 6.23 thereof, in respect of any such Disbursement. It is understood and agreed that, to the extent the Authorized Designee does not so elect to have the Company disburse a Disbursement (as defined below), then the Company shall cause and the Board shall take all actions necessary to permit, the distribution of all Investment Proceeds received by the Company to be distributed promptly to the Brookfield Investor, subject only to applicable law and the rights of the Preferred Units to receive distributions as and to the extent provided in the Operating Agreement, including compliance with the limitations of the Operating Agreement on distributions with respect to Junior Units.

4.Such Consenting Party shall take such actions as are necessary, appropriate or desirable to (1) amend that certain Exchange Agreement and any exhibits thereto to ensure that neither the Investment Cash nor the Investment Proceeds are subject to any cash sweeps or any other claims of holders of notes issued upon an exchange and (2) clarify (including, if necessary, through an amendment) the Cash Distribution Policy to ensure that, in the event that Investment Proceeds are used by the Company to pay any Group Expense or to pay any distributions in respect of, principal on, or premiums, fees or expenses related to the repayment or repurchase of, the Preferred Units at any time (collectively, the “Reimbursable Expenses”), then any Distributable Earnings (as defined in the Cash Distribution Policy) will be calculated net of an amount equal to any Reimbursable Expenses which amount shall be included in a distribution to the Brookfield Investor, via the Company (or, at the Authorized Designee’s discretion, to the Company in order to fund a Disbursement), in order to ensure that the Brookfield Investor is made whole for such Reimbursable Expenses.
        This letter agreement shall be binding upon and inure to the benefit of the Consenting Parties and their respective successors and assigns, and may be amended only upon written consent of each Consenting Party.
        The Consenting Parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this letter agreement. Each Consenting Party shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this letter agreement.
        This letter agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed entirely therein. Any and all disputes, claims or controversies between or among the Consenting Parties arising out of or relating to this letter agreement shall be submitted to final and binding arbitration pursuant to and in accordance with the terms set forth in Section 14.13 of the Operating Agreement.
        This letter agreement, together with the Operating Agreement, constitutes the entire agreement among the Consenting Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
        This letter agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
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Very truly yours,
Company
OAKTREE CAPITAL GROUP, LLC

By: /s/ Howard Marks
Name: Howard Marks
Title: Co-Chairman
By: /s/ Bruce Karsh
Name: Bruce Karsh
Title: Co-Chairman and Chief Investment Officer

Agreed and acknowledged by:
Oaktree Member
OAKTREE CAPITAL GROUP HOLDINGS, L.P.

By: /s/ Howard Marks
Name: Howard Marks
Title: Co-Chairman
By: /s/ Bruce Karsh
Name: Bruce Karsh
Title: Co-Chairman and Chief Investment Officer

Brookfield Member
BROOKFIELD US HOLDINGS INC.

By: /s/ Kathy Sarpash
Name: Kathy Sarpash
Title: Vice President and Secretary

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